Exhibit 99.2

Q4-08 Earnings Call

Jane - Introduction

Thank you, Luke.

Good afternoon. I would like to welcome everyone to SMTC’s fourth quarter earnings call. Joining me today is John Caldwell, SMTC’s President and Chief Executive Officer.

Before turning the meeting over to John Caldwell, let me read The Standard Safe Harbour message. This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s recent filings with the Securities and Exchange Commission and SEDAR.

Let me now turn the meeting over to John.

Q4-08 Earnings Call

John

Thanks Jane. Good afternoon everyone.

As is our customary practice, I will provide some high level comments on our fourth quarter performance then Jane will take you through our results in more detail. I will then briefly discuss what lies ahead, followed by a question period.

We released our fourth quarter results today after the market close. For those who have seen the release, you will note we reported modest sequential revenue growth over the third quarter and comparable bottom line results – essentially break-even in both fourth and third quarters.

As we stated in our third quarter call, we had lowered our break-even cost position to approximately $60 million so that our Q4 results were consistent with this model.

We continued our positive cash generation in the quarter, lowering our net bank debt to $16 million – the lowest level in the last ten years.

With respect to Q4 revenue, we entered the quarter with a solid backlog from delayed orders in Q3. However, as our press release indicated, the fourth

Q4-08 Earnings Call

quarter was affected by the front end of the global recession. End market demand for our customers began eroding in the fourth quarter that negatively affected our production volumes and revenue.

Through 2008, revenue in our Enclosures business continued to decline, the result of softness in customer end market demand for a major customer in the semi conductor capital equipment market, the effect of the broader economic slowdown and lower revenue from a customer who was in the final phase of in-sourcing production.

With eroding production volume, our largest Enclosures site located in Franklin, Massachusetts had a significant excess capacity and was producing about $1.0 million in losses per quarter. Given the outlook for the economy, our broader strategy to offer customers competitive pricing through operations in low cost regions and continuing losses in Franklin, we decided to consolidate production into our largest site in Chihuahua, Mexico. Our plan is to transfer customer production from Franklin to Chihuahua through the next quarter. We will close the Franklin operation in the second quarter.

With these comments, Jane will provide more in depth comments on our fourth quarter results.

Q4-08 Earnings Call

Jane

Thanks John.

As expected, revenues increased 2% over the third quarter of 2008 to $61.1 million, and 8.5% lower than the fourth quarter of 2007. Net income was essentially breakeven as we incurred a net loss of $0.1 million which included a $0.1 million restructuring charge and a $0.2 million unrealized gain on foreign exchange hedging instruments. We continue to sustain losses in our Franklin facility of approximately $1 million in the quarter. As John reported, this facility will be closed in Q2. On the positive side, cash generation was once again solid in the quarter. The Company generated $1.7 million in cash from operations and $7.0 million year to date, taking debt to a new low.

I will now comment more fully on our results including a quarterly comparison to Q3 and the fourth quarter of last year.

For the fourth quarter of 2008, the Company reported revenue of $61.1 million compared to $60.1 million last quarter and $66.8 million in the fourth quarter of 2007. The increase over last quarter was largely a result of the ramp-up of three of our newer customers as well as strengthening demand for one of our longstanding customers seeing improved demand for certain products, somewhat

Q4-08 Earnings Call

offset by declines we have been experiencing all year with customers in the semi conductor capital and construction end markets and one of our larger customers lowering inventory levels. Much of the same dynamics explain the change Q4 over the same period last year with the addition of the impact discussed last quarter of a smaller customer disengagement as the customer in-sourced production after being acquired.

In total, newer customers accounted for approximately $11.0 million in revenue in the quarter. We continue to pursue a solid pipeline of new opportunities and are seeing a healthy schedule of prospective customer visits to our operations; a good indicator of the strength of our pipeline.

Revenue distribution for the fourth quarter did shift back to historical levels with the industrial segment at 72% versus 77% last quarter. This category incorporates one of our larger newer customers offset by our larger customer adjusting inventory as referred to earlier. Communications remained unchanged at 11% and computing and networking increased to 17% from 12% with one of our new customers in this category and a long standing customer increasing demand. The Company continues to have a well diversified customer base. Our top ten customers accounted for 86% of the quarter’s total revenue. Approximately one third of our revenue in the fourth quarter was attributable to our operations in Mexico and Canada, 14% in the U.S. and 18% in Asia.

Q4-08 Earnings Call

Gross profit for the fourth quarter of 2008 of $3.8 million decreased by $1.0 million compared with last quarter and by $2.6 million compared with the same period in 2007. Gross profit as a percent of revenues was 6.2% compared to 7.9% last quarter and 9.6% in the same period last year. Profit continues to be negatively affected by reduced revenues in our Enclosures Systems division in Franklin. Gross margins were also negatively impacted by higher freight costs which are being addressed, somewhat offset by favourable foreign exchange rates.

Selling, general and administrative expenses at $3.6 million were largely unchanged from the prior quarter but down $0.6 million compared to the fourth quarter of 2007. The fourth quarter of 2007 included a $0.2 million recovery for the revaluation of deferred stock units (or DSUs) which are marked to market each quarter end and the resulting change in value is recorded as either a charge or a recovery to earnings. In the fourth quarter of 2008, a $0.2 million recovery was also recorded.

Q4-08 Earnings Call

Let me now turn to the bottom line. We essentially broke even, recording a net loss in the quarter of $0.1 million compared to net income last quarter of $0.1 million. The Q4 loss included a non-cash $0.2 million unrealized gain on foreign exchange hedging instruments which we realized in Q1 of this year and a $0.1 million in restructuring charge as we further reduced costs to better match revenues. Interest expense decreased by more than a third from $1.1 million a year ago to $0.7 million due to reduced debt levels and lower interest rates. However interest costs were higher than the previous quarter by $0.2 million due to higher average debt levels. On an EBITDA basis, we generated $1.0 million in Q4 compared to $1.7 million last quarter and $3.2 million a year earlier.

Now let me comment on cash and debt; a continued area of focus for the Company and one where we have achieved solid results for the past several years. We generated $1.7 million from operations in the quarter and $7.0 million year to date. Added to last year, we have generated a total of $31.7 million in cash from operations. Net bank debt decreased by $1.1 million at the end of the quarter to $16.1 million, a new low. Capital investments continue to be managed carefully; with selective spending largely related to support new customer requirements. Year to date capital expenditures totaled $1.4 million compared to $1.9 million last year. Including assets under capital lease we’ve invested $2.8 million in 2008 compared to $2.5 million last year.

Q4-08 Earnings Call

Let me now comment on working capital. Inventory of $37 million or 59 days was down from $41 million last quarter or 67 days, largely related to our backlog at the end of the last quarter. However, average inventory for the quarter was somewhat higher than the prior quarter for the first time this year, contributing to higher average debt levels, largely due to new customers ramping production. We continue to work with our customers and vendors to manage inventory levels.

Accounts receivable was $29 million or 43 days compared to $30 million or 46 days last quarter. This reduction was due to higher collections at quarter end. While our ending position was solid, average receivables increased as collections within the quarter decreased, also contributing to higher average debt.

Accounts payable was $37 million, reduced from $41 million last quarter. Days were decreased from 67 days to 59 days matching the decrease in inventory.

Let me now turn the call back over to John.

Q4-08 Earnings Call

John

Thank you Jane.

If we had limited visibility in prior years into our customers end markets, 2009 may well set a new low. There is so much uncertainty on a global basis, to attempt to make informed predictions about our expected 2009 revenue would at best be unwise.

That being said, it is clear the global recession is taking its toll on our customers and ultimately on our Company. As our press release indicates, we expect lower revenues in 2009 and considerable quarter to quarter variability as our customers attempt to manage demand and inventory levels in a highly uncertain environment.

In this economy, our focus must be on continuing to serve our customers well by providing both high quality manufacturing as well as flexibility. Lowering our revenue expectations will require us to adjust capacity as we will do with the closure of the Franklin facility as well as reducing costs to align with new revenue levels. Reducing working capital and continuing to repay debt with positive cash generation is a top priority for the year.

Q4-08 Earnings Call

With all the pervasive doom and gloom, we are encouraged by the robustness of our new customer pipeline. As important, we have engaged with several new customers which we will announce when we reach a meaningful revenue threshold.

Finally, we are under no illusion that this economy will rebound in the second half of the year. Our plans are premised on continuing to manage in a very challenging environment, focusing on reducing costs and working capital.

With those comments, Luke we would like to open the lines for questions. Thank you.